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                                                                    Exhibit 12.1


Computation of Historical Ratio of Earnings to Fixed Charges
                  (dollars in thousands)






                                                       Fiscal Year Ended                         Six Months Ended
                                              ----------------------------------------------  -------------------
                                                                                               June 30,   June 30,
                                                1994      1995      1996      1997     1998       1998      1999
                                              ------------------------------------------------------------------
Net Earnings:                                  1,636     4,022       908    11,068    12,210     5,945     5,606

Fixed charges:
  Interest charges                             1,017     1,007     1,813     1,772     1,142       664       319
  Amortization of deferred financing costs       140       110       139       228       104        51        53
                                              ------------------------------------------------------------------
  Total fixed charges                          1,157     1,117     1,952     2,000     1,246       715       372
                                              ------------------------------------------------------------------
Earnings, as adjusted                          2,793     5,139     2,860    13,068    13,456     6,660     5,978
                                              ------------------------------------------------------------------
Ratio of earnings to fixed charges               2.4       4.6       1.6       6.5      10.8       9.3      16.1
                                              ------------------------------------------------------------------

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